Exhibit 99.1

September 8, 2005

Susan A. Wood, Ph.D.

822 Bourbon Court

Mountain View, CA 94041

Dear Susan:

On behalf of Vital Images, Inc., I am pleased to offer to you the full-time position of Executive Vice President of Marketing and Clinical Development, reporting directly to me.  Your salary will be $7,916.67 semi-monthly, which annualizes to $190,000.  We are anticipating that your start date will be September 8, 2005.

In addition to your base salary, you will also be eligible for incentive compensation.  The first component of your incentive opportunity is that you will be eligible for the Management Incentive Plan.  Your incentive target for calendar 2005 will be 50% of base pay (pro-rated based upon your start date) and will be based on achievement of a combination of both company and personal performance goals: corporate revenue—45% of incentive target; corporate profitability—30% of incentive target; and personal—25% of incentive target. Your incentive compensation will be paid in a lump sum after the books are closed for the year.  The payout of the incentive compensation is expected to occur on or before March 15, 2006.

Management will recommend to the Company’s Board of Directors that you initially be awarded options to purchase 110,000 shares of Vital Images Common Stock under the standard terms and conditions of the Company’s stock option plan with the exception that 20,000 of the 110,000 stock options will vest on December 15, 2005.  In addition, Management will recommend to the Company’s Board of Directors that you be granted 15,000 shares of restricted stock.

To assist you in your transition to Vital Images, the Company will pay you a series of signing bonuses totaling $60,000.  These bonuses will be paid in two payments according to the following schedule:  $30,000 upon your start date (payable on the 9/15 payroll), and $30,000 during the bonus payout period (in addition to the earned bonus).  The payment of the second lump sum will be contingent upon your active employment on this date.

We understand that you are not ready to relocate to the Minneapolis-St. Paul area at this time.  Although we feel that this position should be located at the home office, we have agreed to be flexible with you in this regard and we are comfortable with you working remotely from California, in addition to spending time here in Minneapolis-St. Paul.  I know you have committed to reasonable time in the office in MSP, but we will make our best efforts to accommodate you remotely using video or phone conferencing whenever possible at those times when you are not here.

Upon joining Vital Images, you will be eligible to participate in the Company’s fringe benefit program.  Specifically, you will be entitled to twenty (20) days of vacation per year.  You will also receive ten (10) paid holidays per year.  After the requisite waiting periods, you will be eligible for our other fringe benefit programs, which include contributory health, dental and disability insurance and participation in the Vital Images 401(k) plan and the Vital Images Employee Stock Purchase Plan.  Please be advised that Company fringe benefit programs are subject to change as a matter of Company policy.

As a condition of employment, you must sign an employment agreement.  Please find it attached.  As with all companies where intellectual property is an important asset to the company, we are diligent and intend to protect our confidential information and know-how, whether protected by patent, copyright or confidentiality.  In addition, you will be expected to complete and sign the Employment Verification Form (I-9) from the federal government. This form requires you to either bring (a) a passport, (b) two other forms of identification with you on your first day of employment with Vital Images.

To accept this offer of employment, please sign this letter and return one copy of this letter to Human Resources via fax to Cindy Edwards at: 952-487-9653.

Susan, we are very excited about having you on the Vital Images’ team.  We are confident that you will contribute to our company’s growth and that we can provide a challenging and rewarding work environment to further your professional career.

Sincerely,

/s/ Jay D. Miller	/s/ S. Wood
8 Sept 2005
Jay D. Miller
President
Chief Executive Officer